EXHIBIT 23(d)

                        [Letterhead of Rainer & Company]


Manhattan Bagel Company, Inc.
246 Industrial Way West
Batontown, NJ  07724

Gentlemen:

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-0000) pertaining to the Stock Option Agreement made as of April 1, 1996, between Manhattan Bagel Company, Inc. and CBC, Inc., as amended of our report dated February 2, 1996 with respect to the financial statements for the year ended December 31, 1995 of Specialty Bakeries, Inc., included in the Current Report on Form 8-K dated May 23, 1996, as amended, of Manhattan Bagel Company, Inc., filed with the Securities and Exchange Commission.



                                        /s/ Rainer & Company

                                            Rainer & Company


Newtown Square, Pennsylvania
October 31, 1996